Exhibit 5.1

KRAMER LEVIN NAFTALIS & FRANKEL LLP

July 30, 2012

Viggle Inc.
902 Broadway
11th Floor
New York, New York 10010

Ladies and Gentlemen:

We have acted as counsel to Viggle Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), with respect to the proposed resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of (i) up to 9,756,720 shares (the “Shares”) of the Registrant's common stock, par value $0.001 per share (“Common Stock”) previously issued to the Selling Stockholders by the Registrant; and (ii) up to 8,631,593 shares of Common Stock (the “Warrant Shares”) which are issuable upon the exercise of warrants (the “Warrants”) issued to a certain Selling Stockholders by the Registrant.

We have reviewed copies of the Registration Statement, the Certificate of Incorporation of the Registrant, the By-laws of the Registrant and resolutions of the Board of Directors of the Registrant authorizing the issuance of the Shares, the Warrants and the Warrant Shares.  We have also reviewed such other documents and made such other investigations as we have deemed appropriate.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Shares have been legally issued, fully paid and non-assessable, and the Warrant Shares, when issued upon exercise and payment in full of the exercise price, will be legally issued, fully paid and non-assessable.

We do not express any opinion with respect to any law other than the General Corporation Law of the State of Delaware.  This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

By:	/s/ Kramer Levin Naftalis & Frankel LLP

KRAMER LEVIN NAFTALIS & FRANKEL LLP

1177 Avenue of the Americas     New York NY 10036-2714     Phone 212.715.9100    Fax 212.715.8000    www.kramerlevin.com

also at 47 Avenue Hoche    75008 Paris France